Exhibit 99.1

News Release—July 25, 2007
Franklin Financial Services Corporation
Kenneth C. Ditzler (717) 261-3665

Franklin Financial reports earnings growth

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $2,059,000 for the second quarter ended June 30, 2007.  This represents a 9.6% increase when compared to earnings of $1,878,000 for the quarter ended June 30, 2006. Net income for the first six months of 2007 was $4,123,000 compared with $3,367,000 for the same period in 2006, an increase of 22.5%.

On a per share basis, diluted earnings were $.53 for the quarter ended June 30, 2007 and $1.07 for the first six months of 2007.  This represents a 7% increase for the six month period when compared to the $1.00 per share recorded in the same period in 2006.

Total assets at June 30, 2007 reached $826.9 million, an increase of 24.9% over total assets of $662.3 million at June 30, 2006.  Net loans totaled $552.5 million, an increase of 29.3%, while total deposits and repurchase agreements increased by 27.2%, reaching $713.1 million at June 30, 2007. The market value of trust assets under management reached $518.0 million on June 30, 2007, representing a 9.1% increase from a year earlier. The results of operations for 2007 reflect the acquisition of Fulton Bancshares Corporation on July 1, 2006, which are not reflected in second quarter and year-to-date results for 2006.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly owned subsidiary, F&M Trust has twenty-four community banking offices located throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.